Exhibit 99.1

Thursday December 7, 9:58 am Eastern Time

Press Release

Micromuse Sets Dates for 2-For-1 Stock Split

SAN FRANCISCO--(BUSINESS WIRE)--December 7, 2000--Micromuse Inc., the leading provider of fault and service-level management software today reported that dates have been finalized for its previously announced 2-for-1 stock split.

Shareholders of record on December 5, 2000 will receive one additional share for each share they hold at the end of business on December 19, 2000. The stock will begin trading on a split-adjusted basis on the morning of December 20, 2000. This is the second 2-for-1 split of Micromuse shares this year. The first split occurred on February 22, 2000.

The company also announced that at a December 5, 2000 special meeting of its shareholders, its Restated Certificate of Incorporation ("Certificate") was amended to increase the number of the company's authorized common stock from 60 million to 200 million shares and to allow future amendments to the Certificate to be made in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware.

About Micromuse

Micromuse Inc.is the leading provider of fault and service-level management software. Micromuse was named one of the Top 25 Best Performers in the Wall Street Journal's Shareholder Scoreboard, and has recently been recognized in the Forbes 500, Business Week's Info Tech 100, Bloomberg's Top 100 Stocks, Barron's 500, and the San Francisco Chronicle 500. Micromuse customers include AT&T, BT, Cable & Wireless, Cellular One, Charles Schwab, Deutsche Telekom, Digex, EarthLink, GTE, ITC^DeltaCom, MCI Worldcom, NextLink, One2One, PSINet and a number of financial investment concerns. Headquarters are located at 139 Townsend Street, San Francisco, Calif. 94107; (415) 538-9090. The Web site is at www.micromuse.com.

Netcool and Micromuse are registered trademarks of Micromuse Inc. All other trademarks and registered trademarks in this document are the properties of their respective owners. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties.

The factors that could cause actual future results to differ materially from the forward-looking statements include the following: fluctuations in customer demand, the Company's ability to manage its growth (including the ability to hire sufficient sales and technical personnel), the risks associated with the expansion of the Company's distribution channels, the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the Company's markets, the risks associated with competition, the risks associated with international sales as the Company expands its markets, and the ability of the Company to compete successfully in the future, as well as other risks identified in the Company's Securities and Exchange Commission Filings, including but not limited to those appearing under the caption "Risk Factors" in the Company's most recent Quarterly Reports on Form 10-Q and on Form 10-K on file with the Securities and Exchange Commission and available on the Company's Web site.

Contact:
     Micromuse contact:
     Nicole Fortenberry
     (917) 344-7053
     nicole@micromuse.com